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Exhibit 21.1

LIST OF SUBSIDIARIES OF
BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

Wholly-owned subsidiaries of the registrant:

        Borel Private Bank & Trust Company, a California corporation

        Boston Private Bank & Trust Company, a Massachusetts state chartered trust company

        Boston Private Value Investors, Inc., a Delaware corporation

        First State Bank of California, a California corporation

        Dalton, Greiner, Hartman, & Maher & Co. LLC, a New York corporation

        RINET Company, LLC, a Delaware limited liability company

        Sand Hill Advisors, Inc., a California corporation

        Westfield Capital Management Company, LLC, a Delaware limited liability company

        KLS Professional Advisors Group, LLC, a Delaware limited liability company

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  Exhibit 21.1
LIST OF SUBSIDIARIES OF BOSTON PRIVATE FINANCIAL HOLDINGS, INC.